Exhibit 99.1
Alpha Natural Resources, Inc.
Contact: Ted Pile (276) 623-2920
FOR IMMEDIATE RELEASE
Strong Coal Prices Lift Second-Quarter Earnings
For Alpha Natural Resources
•	Alpha per-ton price realization in second quarter up 23 percent from last year

•	Coal margin climbs to $10.55 per ton, 16 percent higher than second quarter of 2004

•	Uncommitted tonnage as of July 25 totals 31% for 2006, 60% for 2007

•	Metallurgical exports remain strong through first half of year
Financial & Operating Data
(in millions, except per-share and per-ton amounts)

				Change From
				Pro Forma Q2
	Q2 ‘05	Q2 ‘04	Pro Forma Q2 ‘04	’04 to Q2 ‘05
Coal revenues	$364.1	$293.8	$293.8	+24%

EBITDA, as adjusted	$57.1	$47.8	$47.8	+19%

Income from continuing operations	$26.1	$12.4	$20.5	+27%

Net income	$26.4	$12.2	$20.1	+31%

Earnings per diluted share	$0.43	$0.83	$0.33	+30%

Tons of coal produced & processed	5.2	4.8	4.8	+8%

Tons of coal sold	6.7	6.6	6.6	+1%

Coal margin per ton	$10.55	$9.10	$9.10	+16%
Note: Pro forma adjustments in table above give effect to the company’s 2004 financings, IPO and related internal restructuring as if these events had occurred on January 1, 2004.
Pro forma adjustments are detailed in an accompanying table.
Please see the notes accompanying the financial schedules for reconciliation of EBITDA, as adjusted, to GAAP net income.
All data above reflect reclassification of divested NKC assets as discontinued operations for all periods shown.
406 West Main Street • Abingdon, Virginia 24210 • 866-322-5742 • 276-619-4410 • www.alphanr.com

ABINGDON, Va., August 4, 2005—Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, today reported net income of $26.4 million, or $0.43 per diluted share, for the quarter ended June 30, 2005.
The results include a previously announced charge for stock-based compensation, related to Alpha’s initial public offering in February 2005, in the amount of $3.4 million ($2.5 million after-tax), or $0.04 per diluted share.
Alpha completed the previously announced sale of its Colorado mining assets (NKC) in April and has reclassified the operations as discontinued operations for all periods presented in this press release. The after-tax gain on the sale of NKC was $0.5 million, or $0.01 per diluted share.
Net income for the second quarter of 2004 was $12.2 million, including a loss from discontinued operations of $0.2 million after income taxes. Calculated on a pro forma basis as if the company’s 2004 financings, IPO and related internal restructuring transactions had occurred on January 1, 2004, second quarter 2004 pro forma net income was $20.1 million, or $0.33 per diluted share.
Total revenues for the second quarter of 2005 rose 23 percent to $417.6 million from $339.9 million in the comparable period in 2004. Coal sales revenue increased by more than $70 million, driven by a 30 percent increase in coal sales realization per ton for steam coal and a 14 percent increase in realized prices for metallurgical coal.
“We increased mine production in the second quarter, overseas metallurgical coal shipments are running ahead of last year and we’ve expanded margins by capitalizing on continued pricing gains across the board,” said Michael Quillen, president and CEO of Alpha Natural Resources. “Alpha has a strong product mix and a reputation both here and abroad for delivering high-value coal blends to both the utility and steel markets. This is one of the reasons our overall coal margins are up nearly 40 percent through the first half of 2005.”
Financial and Operating Highlights—Second Quarter
For the three months ended June 30, 2005, company produced and processed tonnage rose 8 percent to 5.2 million tons from 4.8 million tons in the second quarter of 2004. Coal sales volumes—produced and processed tonnage plus purchased coal—were up 1 percent year-over-year, with steam coal sales down 3 percent and metallurgical coal sales up 7 percent for the quarter. Metallurgical coal accounted for 42 percent of Alpha’s quarterly sales volumes, compared with 39 percent in the second quarter of 2004.
Overall, coal sales realization per ton in the second quarter of 2005 was $54.42, which was 23 percent higher than the comparable period last year.
Cost of coal sales for the most recent quarter (which excludes DD&A and SG&A) was $293.5 million compared with $233.5 million in the second quarter of 2004. On a per-ton basis, cost of coal sales for the quarter was up 25 percent year-over-year. The primary reasons for the increase were: higher cost of materials and supplies; increased royalty and severance taxes associated with higher production levels and higher price realizations; challenging geological conditions at a small number of thin seam mines; the increased per-ton price for coal purchased on the open market; increased sales volumes of metallurgical coal, which involve more handling and washing costs and yield loss than steam coal; and rising costs at contractor operated mines. Alpha has assumed operations at three high-cost contract mines where we hope to achieve significant reductions in operating expenses in addition to production increases.
The company’s overall coal margin per ton—defined as coal sales realization per ton less cost of coal sales—was $10.55 in the most recent quarter, a 16 percent increase from the comparable period in 2004.
Depreciation, depletion and amortization increased by $2.2 million from the second quarter of last year to $15.1 million in the most recent quarter, equal to $2.88 per produced and processed ton sold. The increase in DD&A is attributable primarily to recent purchases of mining equipment and capital investments to enhance Alpha’s production capabilities and expand coal sales.
Selling, general and administrative costs were $1.0 million higher in the most recent quarter than the same period last year. The year-ago period was impacted by $4.4 million of incentive and vacation bonuses, while the current-year period was affected by the $3.4 million non-cash stock-based compensation charge as well as higher professional expenses related to a strategic sourcing initiative, the company’s Sarbanes-Oxley compliance project and other expenses related to being a public company.
Interest expense in the second quarter of 2005 was $6.6 million, slightly below last year. Income tax expense from continuing operations rose approximately $6 million in the most recent quarter to $9.1 million, mostly due to higher operating income and the elimination of minority interest expense.
Including the stock-based compensation charge and the gain on the sale of NKC, EBITDA, as adjusted, rose 19 percent to $57.1 million in the second quarter of 2005 compared with $47.8 million in the second quarter of last year. The definition of EBITDA, as adjusted, and a reconciliation of EBITDA, as adjusted, to GAAP net income is provided in a note to the accompanying financial schedules.
Financial and Operating Highlights—Year-to-Date
For the first six months of 2005, Alpha reported revenues of $729.8 million and net income of $0.6 million. Included in the results are $39.8 million in stock-based compensation charges related to Alpha’s IPO, $32.3 million of which were non-cash items. Also included in reported first-half results are minority interest charges of $2.8 million and gains associated with the settlement of a bonding program and the NKC divestment totaling $2.4 million.
In the first six months of 2004, Alpha had revenues of $582.6 million and net income of $13.5 million.

On a pro forma basis, as if the 2004 financings, IPO and related internal restructuring had occurred at the beginning of 2004, net income would have been $2.7 million ($0.04 per diluted share) in the first half of 2005 and $19.8 million ($0.32 per diluted share) in the comparable period in 2004. Including the special items above, EBITDA, as adjusted, for the first half of 2005 was $56.8 million compared with $64.6 million last year.
Sales volumes for the first half of 2005 were 12.2 million tons compared with 12.6 million tons in the first six months of 2004, with steam coal sales accounting for 58 percent of the total and metallurgical coal sales the remaining 42 percent. Overseas exports of metallurgical coal have remained strong through the first half of 2005, totaling 3.4 million tons or approximately 160,000 tons ahead of last year.
Overall coal sales realization increased 30 percent from $40.21 per ton in the first half of 2004 to $52.13 in the first half of this year. Cost of coal sales per ton was up 28 percent during the same period, with the net result that the company’s coal margin per ton advanced 39 percent year-over-year.
Production and sales highlights for the quarter and year-to-date are as follows:
Production and Sales Data 1
(In thousand, except per ton amounts)

	Q2 ‘05	Q2 ‘04	%Change	YTD ‘05	YTD - 04	% Change
Production
Produced/processed	5,165	4,798	8%	10,038	9.831	2%
Purchased	1,481	1,933	-23%	2,670	3,117	-14%

Total	6,646	6,731	-1%	12,708	12,948	-2%

Tons Sold
Steam	3,906	4,037	-3%	7,111	7,806	-9%
Metallurgical	2,784	2,593	7%	5,112	4,773	7%

Total	6,690	6,630	1%	12,223	12,579	-3%

Coal sales realization / ton

Steam	$40.97	$31.58	30%	$39.01	$31.01	26%
Metallurgical	$73.29	$64.13	14%	$70.37	$55.27	27%

Total	$54.42	$44.31	23%	$52.13	$40.21	30%

Cost of coal sales / ton[2]
Alpha mines	$36.65	$30.51	20%	$35.65	$28.99	23%
Contract mines[3]	$53.12	$41.39	28%	$50.14	$38.32	31%

Total produced/processed	$40.40	$32.97	23%	$38.78	$31.12	25%

Purchased	$56.46	$41.80	35%	$58.09	$40.43	44%

Total	$43.87	$35.21	25%	$42.52	$33.28	28%

Coal Margin / ton	$10.55	$9.10	16%	$9.61	$6.93	39%

[1]	Adjusted to exclude NKC

[2]	Excludes DD&A & SG&A

[3]	Includes coal purchased from third parties and processed at our plants prior to resale

New Developments
•	One of Alpha’s core commitments is to safeguard the health and welfare of employees. The positive safety trends of the first quarter continued into the second quarter, with reportable safety incidents lower than both internal and industry benchmarks as well as last year’s levels.

•	The company’s organic mine expansion program continues to proceed as planned, with crews at Deep Mine #35 (Virginia) and Cucumber mine (West Virginia) installing their air shafts and slopes and reaching coal. These new mines, along with two other new mines that started production earlier this year, are expected to add 2.5 million tons a year of incremental steam and metallurgical coal production when they reach full capacity next year.

•	In July, Alpha announced that it was pursuing with other interested partners a $20-25 million investment in a new coal import facility in Newport News, Virginia. Alpha Terminal Company LLC, a subsidiary company, is the largest owner in Dominion Terminal Associates, which controls a deepwater coal export facility at the Newport News site. The objective is to increase utilization of DTA’s existing state-of-the-art blending facility, massive storage space and high-speed loading capability to accept seaborne vessels up to 1,000 ft. in length. Construction could commence late this year with completion targeted for 2007. In March the United States became a net importer of coal for the first time, and the continued shortfall in U.S. coal production creates a favorable scenario for domestic producers that have import as well as export flexibility.

•	At the end of the first quarter, the Emerging Issues Task Force of the FASB ratified a new rule requiring companies to expense overburden stripping costs when stripping occurs rather than deferring overburden on the balance sheet as an asset until the coal seam is reached and mined. Since Alpha is already in compliance with this accounting pronouncement, the company will not be required to make adjustments when the new rule takes effect in 2006.

•	Alpha Natural Resources subsidiaries successfully completed an offer to exchange $175 million of 10% Senior Notes due 2012 for exchange notes that are identical in all material respects, including principal amount, interest rate and maturity, except that the exchange notes will be transferable, subject to certain conditions. All outstanding notes were tendered for exchange.
Liquidity and Capital Resources
Net cash used by operations in the first half of 2005 was $1.4 million, compared with $47.1 million in net cash provided by operations during the same period in 2004.
Net income decreased by $12.9 million from the first half of 2004 to the current year period. The decrease was more than offset by an increase in non-cash charges, primarily from the IPO-related stock-based compensation charge. Net cash required for operating assets and liabilities through

June 30 increased by $59.1 million year-over-year. Compared with last year, trade receivables consumed $19.4 million more cash in the first six months as a result of the company’s 26 percent growth in coal sales revenue in the first half of this year. Higher inventory levels this year and the associated higher value of those inventories required $20.1 million more cash in the first six months of 2005 than they did in the same period last year. In addition, trade payables and accrued expenses used $21.3 million more cash in the first half of 2005 than last year.
Capital expenditures through the first half of 2005 were $66.5 million compared with $33.8 million during the same period a year ago, due mostly to the company’s capital equipment purchasing program and investments in new mines. In the first half of this year, Alpha opened the new Seven Pines Mine in West Virginia and a second unit at the Madison Mine in Pennsylvania, and made substantial progress towards the opening of Deep Mine #35 in Virginia and the Cucumber Mine in West Virginia. Alpha currently anticipates that capital spending in 2005 will be in the range of $110 million to $120 million.
As of June 30, 2005, Alpha had $43.6 million available under its revolving credit facility and a cash balance of $10.1 million, compared with $114.0 million available under the credit facility and a cash balance of $7.4 million at December 31, 2004. Alpha’s total indebtedness as of the end of June 2005 was $262.6 million compared with $201.7 million at December 31, 2004.
Market Outlook
Fundamentals strengthened at the end of the second quarter for the steam coal market, with a heat wave driving up electricity demand and putting further pressure on already-depleted utility coal stockpiles. With rail problems limiting coal shipments from the West, spot prices for coal out of Appalachia have begun to trend higher as power plants seek alternative sources of fuel. The Energy Information Administration projects further coal demand in the electric power sector of 2.1 percent in 2006 on top of 2.4 percent growth this year. Alpha believes demand for low-sulfur coal, which represented 89 percent of the company’s proven and probable reserves at the beginning of this year, should be particularly strong going forward.
The recent slowdown in global steel production and declining hot-roll steel prices are having little effect on Alpha’s 2005 outlook for metallurgical coal sales since the company is essentially sold out for the year. Alpha customers and other industry observers increasingly expect a fairly rapid downturn and rebound as steel inventories decline. Short-term, Alpha expects that the market for the lower quality met coals may weaken and prices will come down, but demand and pricing are expected to remain firm for Alpha’s higher-quality coals and blends due to supply constraints.
Long-term prospects look promising, with an estimated 10-15 million tons of new or rebuilt coke oven capacity expected to come on stream and consume metallurgical coal in 2006, with many of the facility owners already customers of Alpha. Globally, industry observers predict that worldwide iron and steel output will soar and importing mills will need 55 percent more hard coking coal by the year 2015 than they did last year.

Forward Sales Activity and Guidance
As of July 25, 2005, Alpha had committed and priced virtually all of its planned production for 2005, 69 percent of planned production in 2006 and 40 percent of planned production in 2007. Approximately 43 percent and 47 percent of Alpha’s uncommitted planned production in 2006 and 2007, respectively, is metallurgical coal.
The company’s usual metallurgical coal negotiating cycle with steel and coke producers runs from August through October for domestic customers and November to March for overseas customers.
“Alpha’s forward sales book reflects a deliberate strategy of gradually locking up new contracts when we can secure favorable terms while maintaining a manageable long position,” said Mike Quillen. “Alpha has established a reputation for delivering high-quality products, and because of this we are seeing more multi-year commitments from our customers for metallurgical supply.”
Alpha continues to experience disruptions in rail service at certain locations. As a result of delays in railcar availability, timing of loadings at export terminals and increased mine production, coal inventory levels grew by 480,000 tons through the first half of 2005. The company expects to reduce inventories in the normal course of business as the year progresses.
For 2005, Alpha continues to expect coal sales volumes of between 25 million and 26 million tons and coal revenue in the $1.3 billion to $1.4 billion range. EBITDA, as adjusted, is expected to range between $163 million and $183 million, or $210 million to $230 million after adjusting for the stock-based compensation charges related to the IPO.
Conference Call Webcast
Alpha will hold a conference call to discuss its second quarter performance on Thursday, August 4 at 11:00 a.m. ET. The call will be accessible through the Internet at Alpha’s web site, www.alphanr.com, and will be archived on the site as well. A replay will be available through August 11, 2005 by dialing toll-free 1-800-642-1687 or 706-645-9291 and entering pass code 8169823.
About Alpha Natural Resources
Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Approximately 94 percent of the company’s reserve base is high Btu coal and 89 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of more than 60 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ approximately 2,800 people.

Forward Looking Statements
Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad and other transportation performance and costs; Alpha’s assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; regulatory and court decisions; future legislation and changes in regulations or governmental policies; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other additional risk factors and uncertainties are discussed in greater detail in the company’s annual report on Form 10-K and other documents filed with the Securities and Exchange Commission. Investors should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
NOTES TO ACCOMPANYING CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS:
Pro forma reporting
References to pro forma financial information in this press release give effect to the company’s 2004 financings, IPO and internal restructuring as if these events had occurred on January 1, 2004. Pro forma adjustments are detailed in an accompanying table.

Reconciliation of Non-GAAP Measures
This news release includes certain non-GAAP financial measures as defined by SEC regulations. A reconciliation of these measures to the most directly comparable GAAP measures is included with this release. EBITDA and EBITDA, as adjusted, are measures used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. EBITDA, as adjusted, includes EBITDA plus minority interest. Management presents EBITDA and EBITDA, as adjusted, as supplemental measures of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. These EBITDA measures are not, however, a measure of financial performance under GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with GAAP. Moreover, EBITDA is not calculated identically by all companies.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Coal revenues	$364,070	$293,798	$637,204	$505,813
Freight and handling revenues	48,239	39,671	79,991	65,275
Other revenues	5,327	6,406	12,596	11,509

Total revenues	417,636	339,875	729,791	582,597

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	293,493	233,490	519,777	418,572
Freight and handling costs	48,239	39,671	79,991	65,275
Cost of other revenues	4,319	4,928	10,384	8,338
Depreciation, depletion and amortization	15,075	12,916	29,245	24,690
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above and including stock-based compensation of $3,381 and $39,788 for the three and six months ended June 30, 2005, respectively)	14,870	13,861	62,776	25,666

Total costs and expenses	375,996	304,866	702,173	542,541

Income from operations	41,640	35,009	27,618	40,056

Other income (expense):
Interest expense	(6,647)	(6,780)	(12,764)	(8,831)
Interest income	191	80	478	101
Miscellaneous income (expense), net	32	151	(11)	364

Total other income (expense), net	(6,424)	(6,549)	(12,297)	(8,366)

Income from continuing operations before income taxes and minority interest	35,216	28,460	15,321	31,690
Income tax expense	9,089	3,119	11,599	3,473
Minority interest	—	12,892	2,918	14,356

Income from continuing operations	26,127	12,449	804	13,861

Income (loss) from discontinued operations, net of income taxes and minority interest (including gain on sale in April 2005 of $522, net of income taxes)	266	(206)	(214)	(381)

Net income	$26,393	$12,243	$590	$13,480

Net income per share, as adjusted:
Basic and diluted:
Income from continuing operations	$0.43	$0.84	$0.01	$0.94
Income (loss) from discontinued operations	—	(0.01)	—	(0.03)
Net income, as adjusted	$0.43	$0.83	$0.01	$0.91
Weighted average shares — basic	61,091,806	13,998,911	50,220,404	13,998,911
Weighted average shares — diluted	61,562,973	13,998,911	50,439,011	13,998,911

Pro forma net income per share:
Diluted:
Income from continuing operations	$0.43	$0.34	$0.04	$0.33
Income (loss) from discontinued operations	—	(0.01)	—	(0.01)
Pro forma net income	$0.43	$0.33	$0.04	$0.32
Pro forma weighted average shares — diluted	61,562,973	61,160,122	61,531,472	61,197,740

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$10,117	$7,391
Trade accounts receivable, net	151,241	95,828
Notes and other receivables	10,645	9,936
Inventories	92,515	54,569
Due from affiliate	—	323
Deferred income taxes	605	4,674
Prepaid expenses and other current assets	17,692	29,814

Total current assets	282,815	202,535

Property, plant, and equipment, net	250,931	217,964
Goodwill	18,641	18,641
Other intangibles, net	725	1,155
Deferred income taxes	20,492	—
Other assets	34,628	36,826

Total assets	$608,232	$477,121

Liabilities and Stockholders’ Equity and Partners’ Capital

Current liabilities:
Current portion of long-term debt	$1,349	$1,693
Note payable	6,998	15,228
Bank overdraft	18,263	10,024
Trade accounts payable	65,666	51,050
Accrued expenses and other current liabilities	64,924	68,283

Total current liabilities	157,200	146,278

Long-term debt, net of current portion	254,239	184,784
Workers’ compensation benefits	4,780	4,678
Postretirement medical benefits	20,140	15,637
Asset retirement obligation	34,274	32,888
Deferred gains on sale of property interests	5,366	5,516
Deferred income taxes	—	7,718
Other liabilities	9,352	4,911

Total liabilities	485,351	402,410

Minority interest	—	28,778

Stockholders’ equity and partners’ capital:
Alpha Natural Resources, Inc.:
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 62,212,580 shares issued and outstanding	622	—
Additional paid-in capital	146,372	—
Unearned stock-based compensation	(22,004)
Accumulated deficit	(2,109)	—

Total Alpha Natural Resources, Inc. stockholders’ equity	122,881	—

Alpha NR Holding, Inc.:
Preferred stock — par value $0.01, 1,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid-in capital	—	22,153
Retained earnings	—	18,828

Total Alpha NR Holding, Inc. stockholder’s equity	—	40,981

Alpha Fund IX Holdings, L.P.:
Partners’ capital	—	4,952

Total stockholders’ equity and partners’ capital	122,881	45,933

Total liabilities and stockholders’ equity and partners’ capital	$608,232	$477,121

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six months ended
	June 30,
	2005	2004
Operating activities:
Net income	$590	$13,480
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	29,528	25,040
Amortization of debt issuance costs	875	3,531
Minority interest	2,846	13,961
Accretion of asset retirement obligation	1,631	1,943
Virginia tax credit	(343)	(1,292)
Stock-based compensation — non-cash	32,312	—
Gain on sale of discontinued operations	(704)	—
Deferred income taxes	1,588	1,748
Other non-cash items	(88)	(789)
Changes in operating assets and liabilities	(69,655)	(10,548)

Net cash provided by (used in) operating activities	(1,420)	47,074

Investing activities:
Capital expenditures	$(66,521)	$(33,842)
Proceeds from disposition of property, plant, and equipment	5,148	793
Purchase of net assets of acquired companies	(389)	(2,891)
Purchase of equity investment	(654)	—
Issuance of note receivable to coal supplier	—	(10,000)
Collections on note receivable from coal supplier	2,612	—
Payment of additional consideration on previous acquisition	(5,000)	—
Decrease in due from affiliate	—	(209)

Net cash used in investing activities	(64,804)	(46,149)

Financing activities:
Repayments of notes payable	(8,230)	(7,841)
Proceeds from issuance of long-term debt	70,000	175,000
Repayments on long-term debt	(944)	(45,410)
Increase in bank overdraft	8,239	4,064
Proceeds from initial public offering, net of offering costs	598,066	—
Repayment of restructuring notes payable	(517,692)	—
Distributions to former owners	(80,067)	(113,169)
Debt issuance costs	(422)	(10,500)

Net cash provided by financing activities	68,950	2,144

Net increase in cash and cash equivalents	2,726	3,069
Cash and cash equivalents at beginning of period	7,391	11,246

Cash and cash equivalents at end of period	$10,117	$14,315

The following unaudited table reconciles reported net income to net income, as adjusted, and to pro forma net income as if the 2004 Financings, the Internal Restructuring, and the initial public offering had occurred on January 1, 2004. Net income, as adjusted, includes net income and a pro forma adjustment for income taxes to reflect the pro forma income taxes for ANR Fund IX Holdings, L.P.’s portion of pre-tax income which would have been recorded if the Internal Restructuring had occurred on January 1, 2004. Net income, as adjusted is further adjusted by the pro forma effects of the 2004 Financings and the add back of minority interest due to the Internal Restructuring , both net of income taxes, as if those events had occurred on January 1, 2004.

	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
		(In thousands)
Reported net income	$26,393	$12,243	$590	$13,480
Deduct: Income tax effect of ANR Fund IX Holdings, L.P. income prior to Internal Restructuring	—	(638)	(89)	(702)

Net income, as adjusted	26,393	11,605	501	12,778

Deduct: Pro forma effects of the 2004 Financings, net of income taxes	—	672	—	(1,614)
Add: Elimination of minority interest, net of income tax effect	—	7,860	2,176	8,656

Pro forma net income	$26,393	$20,137	$2,677	$19,820

The following table reconciles EBITDA and EBITDA, as adjusted, to net income, the most directly comparable GAAP measure:

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
		(In thousands)
Net income	$26,393	$12,243	$590	$13,480
Interest expense	6,647	6,780	12,764	8,831
Interest income	(191)	(80)	(478)	(101)
Income tax expense (including continuing and discontinued operations)	9,182	3,067	11,506	3,377
Depreciation, depletion and amortization (including continuing and discontinued operations)	15,048	13,111	29,528	25,040

EBITDA	57,079	35,121	53,910	50,627

Minority interest (including continuing and discontinued operations)	—	12,678	2,846	13,961

EBITDA, as adjusted	$57,079	$47,799	$56,756	$64,588